UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

April 11, 2024

Gaucho Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40075	52-2158952
State of Incorporation	Commission File Number	IRS Employer Identification No.

112 NE 41st Street, Suite 106

Miami, FL 33137

Address of principal executive offices

212-739-7700

Telephone number, including area code

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VINO	The Nasdaq Stock Market LLC

Item 3.02 Unregistered Sales of Equity Securities.

As previously reported on our Current Report on Form 8-K filed on November 27, 2023, Gaucho Group Holdings, Inc. (the “Company”) commenced a private placement of shares of common stock for gross proceeds of up to $4,000,000 at a price per share which equals the Nasdaq Rule 5653(d) Minimum Price definition, but in no event at a price per share lower than $0.60 (the “Private Placement”).

On April 11, 2024, pursuant to the Private Placement, the Company issued a total of 166,667 shares of common stock for gross proceeds of $100,000 at $0.60 per share.

As announced in our Current Report on Form 8-K filed with the SEC on March 1, 2024, on February 29, 2024, the stockholders of the Company approved, for purposes of Nasdaq Rule 5635(d), the full issuance of shares of our common stock to be issued in a private placement of common stock for gross proceeds of up to $7.2 million pursuant to Rule 506(b) of the Securities Act of 1933, as amended (the “Securities Act”).

Each investor in the Private Placement has certain anti-dilution protections for a period of 18 months following each closing of the Private Placement. If, during the 18-month period following each closing of the Offering, the Company issues or sells any shares of common stock of the Company (a “Dilutive Issuance”), then each participant in the Offering will automatically be issued such number of shares of common stock as is necessary to maintain the percentage ownership that such participant would have had if the Dilutive Issuance had not occurred. With respect to the issuance of any securities to 3i pursuant to the Securities Purchase Agreement dated February 21, 2023 and the Convertible Promissory Note dated February 21, 2023 as a result of Dilutive Issuances, the participant shall not be entitled to any additional Dilutive Issuances beyond the initial Dilutive Issuance. Further, at such time that the participant disposes of its shares acquired in the Private Placement, all rights to any Dilutive Issuance shall cease.

Also on April 11, 2023, the Company issued a total of 47,637 shares of common stock at a price per share of $0.60 in connection with Dilutive Issuances.

The Private Placement is conducted pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated under the Securities Act. The shares are only offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D, all of whom have a substantial pre-existing relationship with the Company. The Company filed a Form D on December 15, 2023, amended on January 11, 2024, amended on February 12, 2024, and amended on April 17, 2024.

This current report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events.

On April 16, 2024, the Company issued a press release announcing it was not able to file its Annual Report on Form 10-K for the year ended December 31, 2023 by the deadline required by Rule 12b-25 under the Securities Exchange Act of 1934, as amended. The press release estimated that the Company would file its Form 10-K on or before April 22, 2024. The Company and its auditors are still in the process of completing the financial statement audit and still require further time to finalize the necessary work needed to be performed. We expect to be completed and file our Form 10-K on or before April 26, 2024.

On April 19, 2024, the Company issued a press release announcing its strategic response to recent economic developments in Argentina. The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated April 19, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of April 2024.

Gaucho Group Holdings, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO